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                                                                      Exhibit C

     LogiMetrics, Inc.  121-03 Dupont St., Plainview, NY 11803 . (516) 349-1700
     . TLX 760-8152 LOGMETUC . FAX 516-349-8552   Innovation in Instrumentation

     FOR IMMEDIATE RELEASE

     June 3, 1996

              As previously announced on May 31, 1996, Richard K. Laird has resigned as the Chairman. President, Chief Executive Officer, and a director of LogiMetrics, Inc. In a letter to the Board of Directors, Mr. Laird alleged, among other things, that the Company had materially overstated its revenue and earnings in prior accounting periods.

              While the Company intends to investigate Mr. Laird's allegations thoroughly, aside from those conclusory allegations, the Company presently believes that its Form 10-QSB for the period ended March 31, 1996 is not materially incorrect or misleading.

              The Board of Directors of the Company, at a special meeting, has appointed a special audit committee comprised of certain directors and officers to investigate the allegations made by Mr. Laird. The Company has retained Kirkpatrick & Lockhart LLP as special SEC counsel to assist the special audit committee in its investigation.

              The Board of Directors has appointed Norman M. Phipps, an independent director of the Company, as Chairman of the Board and acting President pending the outcome of the special audit committee's investigation. Mr. Phipps is a principal of Phipps, Teman & Company, L.L.C., a merchant banking firm, served as a Senior Vice President of Wood Gundy Corp., a Vice President of Citibank, N.A. and is a director of Avery Communications, Inc., a publicly traded telecommunications company.

              Logimetrics, Inc. is a publicly traded company whose shares of common stock are traded over-the-counter under the symbol "LOGIA." Logimetrics is engaged in the business of manufacturing travel wave
     amplifiers   and   microwave  transmitting   systems   used   in   wireless
     communications for cellular television, satellite earth stations and point-to-point communications, as well as test systems for the measurement and control of electromagnetic pollution.

     CONTACT:

     Norman M. Phipps,
     Chairman and Acting President
     (516) 349-1700

     Russell J. Reardon,
     Senior Vice President and
     Chief Financial Officer
     (516) 349-1700
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